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                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of March 10, 1998 by and between GENESCO INC., a Tennessee corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK (the "Rights Agent"), amending the Rights Agreement, dated August 8, 1990, between the Company and the Rights Agent (the "Rights Agreement").

                             RECITALS OF THE COMPANY

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, the Company desires to make certain amendments to the Rights Agreement;

         WHEREAS, the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by each of them; and

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(a) "Acquiring Person" means any person (as hereinafter defined) who or which, together with all Affiliates and Associates (as hereinafter defined) of such Person, is the Beneficial Owner (as hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but does not include (i) the Company; (ii) any Subsidiary of the Company (as hereinafter defined); (iii) any employee benefit plan of the Company or of any Subsidiary of the Company;
(iv) any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan; (v) any Person who becomes the beneficial owner of 10% or more of the Common Shares of the Company then outstanding in a transaction which is approved in advance of its occurrence by a majority of the Company's Board of Directors and by a majority of Continuing Directors, as hereinafter defined, as being in the best interests of the Company; (vi) any Person that within five Business Days of being notified by the Company of its status as an Acquiring Person, certifies to the Company that such Person acquired beneficial ownership of 10% or more of the Common Shares inadvertently or without knowledge of the terms of the Rights Agreement and such certification is not determined by a majority of the Company's Board of Directors to have not been made in good faith, and such Person divests as promptly as practicable (but in no event more than thirty calendar days following its certification or such shorter period as may be determined by the Board of Directors) a sufficient number of

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Common Shares so that such Person would hold less than 10% of the Common Shares then outstanding; and (vii) any Person that becomes an Acquiring Person solely as a result of a reduction in the number of outstanding Common Shares of the Company in a transaction that is approved by the Company's Board of Directors, provided that such Person will immediately be an Acquiring Person in the event such Person thereafter acquires any additional Common Shares of the Company (other than as a result of a stock split or stock dividend) while the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding."

         Section 2. Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:

         "(m) "Shares Acquisition Date" means the date of the first public announcement by the Company or an Acquiring Person that an Acquiring Person has become such (unless such date has occurred inadvertently as contemplated by Section 1(a)(vi) defining "Acquiring Person," in which case the Shares Acquisition Date shall be postponed until the expiration of the thirty calendar day period or such shorter time as may be determined by the Board of Directors)."

         Section 3. This Amendment shall be deemed effective as of March 10, 1998 as if executed on such date.

         Section 4. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         Section 5. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one Amendment.

         Section 6. This Amendment shall be deemed a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of such state.

         IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto to be effective as set forth herewith.

ATTEST:                                          GENESCO INC.

By: /s/ Roger G. Sisson                          By: /s/ James S. Gulmi
    ------------------------                         -----------------------
Name: Roger G. Sisson                            Name: James S. Gulmi
      ----------------------                           ---------------------
Title: Secretary                                 Title: SVP Finance
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ATTEST:                                          FIRST CHICAGO TRUST
                                                 COMPANY OF NEW YORK
By: /s/ David Cohn                               By: /s/ Joanne Gonostiola
    ------------------------                         -----------------------
Name: David Cohn                                 Name: Joanne Gonastiola
     -----------------------                           ---------------------
Title: Customer Service Officer                  Title: Assistant Vice President
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